Exhibit (a)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or ADSs (as defined below). The U.S. Offer (as defined below) is made solely by the U.S. Offer to Purchase, dated September 11, 2008, and the related documents and any amendments or supplements thereto. The Bidders (as defined below) are not aware of any state where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Bidders become aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of the Shares and/or ADSs pursuant thereto, the Bidders will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the U.S. Offer. If, after a good faith effort, the Bidders cannot comply with the state statute, the Bidders will not make the U.S. Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares and/or ADSs in that state. Except as set forth above, the U.S. Offer is being made to all U.S. holders of Shares and all holders of ADSs. In any jurisdiction where the securities, “blue sky” or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of the Bidders by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each American Depositary Share representing one Class D Share)
of
YPF Sociedad Anónima
at
U.S. $49.45 (forty-nine dollars and forty-five cents) per share for each
Class A Share, Class B Share, Class C Share and Class D Share
and U.S. $49.45 (forty-nine dollars and forty-five cents) per each American
Depositary Share
by
Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, together with Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) are offering to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons (as defined in the U.S. Offer to Purchase) and (2) all outstanding American Depositary Shares (each representing one Class D Share of YPF) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon, less any required withholding taxes and, if applicable, any Distributions (as defined below), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related documents (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer”). The U.S. Offer is being made in conjunction with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). Non-U.S. Persons will not be permitted to tender their Shares in the U.S. Offer. ADSs (whether or not held by U.S. Persons) may only be tendered in the U.S. Offer. The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

Upon consummation of the U.S. Offer, the Purchaser will acquire the Securities together with all economic and voting rights, including rights to Distributions declared on or after the Commencement Date (as defined below). If on or after the date hereof YPF should declare or pay any Distributions on the Securities that are payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser on YPF’s stock transfer records of Shares (in the case of Shares) and on the transfer records of the Depositary of ADSs (in the case of ADSs), in each case that are purchased pursuant to the U.S. Offer, then (i) the Offer Price payable by the Bidders per Security in the U.S. Offer will be reduced to the extent such Distributions are payable in cash and (ii) any non-cash Distributions received and held by a tendering holder shall be required to be promptly remitted and transferred to the U.S. Receiving Agent (as defined below) for the account of the Purchaser accompanied by appropriate documents of transfer. Pending such remittance, Purchaser will be entitled to all rights and privileges, as owner of any such non-cash Distributions and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion. “Distributions” mean any distributions declared or paid by YPF in respect of any tendered Securities on or after the Commencement Date including, but not limited to, any payments of dividends in cash or in kind (in Shares or securities of any type), distributions of reserves, reimbursements of capital, full or partial redemptions, distributions for capital reductions, or rights to purchase any Securities. For more information see “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment.”

The Offers are being made to comply with the by-laws of YPF (the “By-laws”) in connection with the simultaneous acquisition by Purchaser from Repsol YPF, S.A. (“Repsol”) and certain of its affiliates, of 0.1% of the outstanding capital stock of YPF.

On February 21, 2008, Repsol and certain of its affiliates granted the Eskenazi Family, the ultimate beneficial owner of Purchaser, an option to purchase 39,724,592 Class D Shares and/or ADSs representing up to an additional 10.1% in the aggregate of the outstanding capital stock of YPF at any time on or prior to February 21, 2012, pursuant to an agreement (the “First Option Agreement”) for the purchase of up to 0.1% of the outstanding capital stock of YPF (the “First Option”) and a separate agreement (the “Second Option Agreement” and, together with the First Option Agreement, the “Option Agreements”) for the purchase of up to 10% of the outstanding capital stock of YPF (the “Second Option” and, together with the First Option, the “Options”).

The Options were granted by Repsol in conjunction with the acquisition on February 21, 2008, by Petersen Energía, S.A. (“Petersen SA”), an affiliate of Purchaser, of 58,603,606 ADSs of YPF (the “Acquisition”) representing 14.9% of the total outstanding capital stock of YPF at a price per share of U.S. $38.13758 pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated February 21, 2008, between Repsol, certain of Repsol’s affiliates and Petersen SA (the “SPA”).

On May 7, 2008, the Eskenazi Family assigned all of its rights and obligations under the First Option to Purchaser. On May 20, 2008, Purchaser exercised the First Option. Upon consummation of the First Option, the Eskenazi Family will indirectly hold 15% of the total outstanding Securities. Under the By-laws, the Eskenazi Family, acting directly or through an affiliate, must make an offer to purchase all remaining outstanding Securities. Repsol agreed under the terms of the First Option and of a Shareholders’ Agreement among Repsol, certain Repsol’s affiliates, and Petersen SA, dated February 21, 2008 (the “SHA”), not to tender Securities held by it and its subsidiaries into the Offers.

THE OFFER PERIOD WILL COMMENCE AT 9 A.M., NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 11, 2008 (THE “COMMENCEMENT DATE”) AND WILL EXPIRE AT 5 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 20, 2008 (THE “EXPIRATION TIME”, “EXPIRATION DATE”, AND “OFFER PERIOD”, RESPECTIVELY), UNLESS THE OFFER IS EXTENDED. The Bidders will announce any decision to extend the U.S. Offer by a press release and an amendment to Schedule TO filed with the Securities and Exchange Commission stating the new expiration date (the “New Expiration Date”) no later than 9:00 a.m., New York City time, on the first business day after the Expiration Date. No subsequent offering period will be available.

The SPA provides that the Acquisition is subject to approval by the Comisión Nacional de Defensa de la Competencia (the “Argentine Antitrust Authority” or “CNDC”). Similarly, the consummation of Purchaser’s acquisition of Securities pursuant to the First Option and pursuant to the Offers is conditioned upon obtaining CNDC approval of each such acquisition of Securities (such approvals, together with approval of the acquisition of Securities under the SPA, the “Required Regulatory Approval”).

The U.S. Offer is not conditioned on any minimum number of Securities being tendered nor it is subject to a financing condition. However, the U.S. Offer is subject to the satisfaction of the following conditions (the “Conditions”) whether during the Offer Period or until January 15, 2009: (a) the Required Regulatory Approval shall have been obtained; (b) the Bidders shall have not received a notice that the Required Regulatory Approval will be denied (the “Denial Notice”) nor a Required Regulatory Approval subject to conditions that are materially adverse to YPF (the “Conditioned Approval”) (See “THE U.S. OFFER — Section 16. Certain Legal Matters; Regulatory Approvals”); (c) there shall have not been threatened or instituted and pending any action or proceeding or any demand by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal which prevents the making of either Offer, the acquisition of some or all of the Securities pursuant to either Offer or materially alters the terms or conditions of either Offer; and (d) there shall have not been any action taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered, amended, enforced or applicable to either Offer by any court or any authority, agency or tribunal which would directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Securities illegal or otherwise restrict or prohibit consummation of either Offer or (ii) delay or restrict the ability of the Bidders, or render the Bidders unable, to accept for payment or pay for some or all of the Securities. Notwithstanding the foregoing, the Conditions may be waived by the Bidders, in whole or in part, at any time and from time to time in their sole discretion, subject to applicable law.

A U.S. holder whose Shares are registered under its name in the share registry of YPF kept by Caja de Valores S.A. (“Caja de Valores”) and who intends to tender its Shares in the U.S. Offer must first transfer the Shares to the collective deposit system of Caja de Valores and follow the procedure described herein. A holder of Shares that does not have a cuenta comitente in the collective deposit system of Caja de Valores through a financial intermediary (“Custodian”), may open a cuenta comitente in its name through any Custodian. The Custodian will open a cuenta comitente at Caja de Valores in which it will deposit the stock certificate issued by Caja de Valores (“Certificate”) and a cash account, in the name of the holder of Shares. For purposes of the U.S. Offer to Purchase, a “cuenta comitente” shall mean an account opened by a Custodian at Caja de Valores in the name of a holder of Shares. Once the applicable requirements are met, the cuenta comitente has been opened, and the Shares have been credited to such cuenta comitente, the U.S. holder may tender its Shares in the U.S. Offer, following the following steps: (i) the U.S. holder of Shares shall request its Custodian to instruct Caja de Valores to transfer its Shares to the custodian retained by the U.S. Receiving Agent in Argentina (the “Argentine Custodian”) to the account opened by the Argentine Custodian in the name of the U.S. Receiving Agent for purposes of the U.S. Offer (Depositante No. 583, Comitente No. 1,354,127) with Caja de Valores (the “U.S. Tendered Shares Account”); (ii) the Custodian will obtain from Caja de Valores a certificate evidencing the tendering of the Shares in the U.S. Offer and the transfer and registration of the Shares in favor of the Argentine Custodian in the U.S. Tendered Shares Account (the “Tender Certificate”); and (iii) once the corresponding transfer is completed, a U.S. holder of Shares who wishes to tender its Shares in the U.S. Offer shall file a completed and signed Form of Acceptance, the Tender Certificate, and all other documentation that the U.S. Receiving Agent may request, with the U.S. Receiving Agent at the address indicated in the U.S. Offer to Purchase during normal business hours, no later than the Expiration Time on the Expiration Date. U.S. holders whose Shares are already deposited in the collective deposit system of Caja de Valores that wish to tender their Shares in the U.S. Offer shall follow the steps set forth in (ii) and (iii) above. For more information see “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares.”

Holders of ADSs who desire to tender all or any portion of their ADSs in the U.S. Offer, should either (i) complete and sign the Letter of Transmittal or a copy thereof in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal, with original signatures, together with the ADRs evidencing tendered ADSs and all other required documents to The Bank of New York Mellon, the receiving agent in the United States for purposes of the U.S. Offer (the “U.S. Receiving Agent”) or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer -— Holders of ADSs,” or (ii) request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. See “THE U.S. OFFER — Section 4. Procedure for Tendering in the U.S. Offer — Holders of ADSs.” ADSs cannot be tendered in the Argentine Offer.

Tendering holders will have withdrawal rights until the Expiration Date or the New Expiration Date, as applicable or, thereafter, until such time as the Bidders announce that the Required Regulatory Approval has been obtained and that they will pay the Offer Price. See “THE U.S. OFFER — Section 5. Withdrawal Rights” and “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer.” The Bidders will announce that the Required Regulatory Approval has been obtained within 1 (one) business day after Petersen SA has been served with notice of such Required Regulatory Approval, by issuing a press release and amending the Tender Offer Statement that the Bidders filed with the SEC on Schedule TO on the date hereof. The withdrawal of any Shares tendered in the U.S. Offer can only be made by presenting a signed form of withdrawal (the “Form of Withdrawal”) to the U.S. Receiving Agent. Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth on the back cover of the U.S. Offer to Purchase. For ADSs’ withdrawals to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of the U.S. Offer to Purchase. If the ADSs to be withdrawn have been delivered to the U.S. Receiving Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the U.S. Offer to Purchase) (except in the case of ADSs tendered by an Eligible Institution) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case ADSs tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering holder) and the serial numbers shown on the particular certificates evidencing ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the U.S. Offer to Purchase) to be credited with the withdrawn ADSs.

Acceptance and payment of the Offer Price will be made only after the Required Regulatory Approval has been obtained. If the Required Regulatory Approval has not been obtained by January 15, 2009, the Bidders will return any tendered Securities promptly thereafter. Furthermore, if following the Expiration Time on the Expiration Date but prior to January 15, 2009, the CNDC issues a Conditioned Approval or a Denial Notice, the Bidders will return all tendered Securities promptly after notice of such Conditioned Approval or Denial Notice has been served to Petersen SA.

The Bidders will be deemed to have accepted for payment (and thereby purchased) Shares or ADSs validly tendered in the U.S. Offer and not properly withdrawn when the Bidders give written notice to the U.S. Receiving Agent of acceptance for payment of such Shares and ADSs. Payment for the Securities tendered prior to the Expiration Time on the Expiration Date or to the New Expiration Date, as applicable, and not previously withdrawn, will be made promptly, within 3 (three) business days after the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See “THE U.S. OFFER — Section 2. Acceptance for Payment and Payment.”

Payment for Shares and ADSs accepted pursuant to the U.S. Offer will be made by deposit of the Offer Price therefore in U.S. dollars with the U.S. Receiving Agent and subsequent payment to tendering holders through the U.S. Receiving Agent. The U.S. Receiving Agent will act as an agent for tendering holders of Shares and/or ADSs, respectively, for the purpose of receiving payments from the Bidders and disbursing payments to such tendering holders of Shares and/or ADSs whose Shares and/or ADSs have been accepted for payment.

Each sale of Shares and/or ADSs pursuant to the U.S. Offer will be settled in U.S. dollars. Holders of Shares and/or ADSs who wish to convert the U.S. dollars received in connection with the U.S. Offer into another currency will bear all exchange rate risk associated with this conversion and will bear additional exchange rate risks should the U.S. Offer be extended. For more information on the payment mechanics see “THE U.S. OFFER — Section 2. Acceptance for Payment.”

On May 23, 2008, the Board of Directors of YPF issued a favorable opinion on the reasonableness of the Offer Price under the Offers and recommended the acceptance of the Offers to the holders of Shares and/or ADS of YPF, issuing the corresponding report on the Offer Price. The Board of Director of YPF based its recommendation on the fact that (i) the Offer Price complies with the provisions of the By-laws, and (ii) the Offers provide for payment in cash. The Board of Directors of YPF was required to make a recommendation as to acceptance or rejection of the Offers pursuant to the By-laws and CNV regulations. Within 10 (ten) business days after the Commencement Date, YPF also is required to state its recommendation on a Schedule 14D-9 to be filed with the SEC.

The receipt of cash in exchange for Shares and/or ADSs pursuant to the U.S. Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. “THE U.S. OFFER — Section 6. Certain Tax Considerations.” Holders of Shares and/or ADSs should consult their own tax advisors as to the particular tax consequences of the U.S. Offer to them.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Securities Exchange Act of 1934 is contained in the U.S. Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to the U.S. Information Agent. Copies of the U.S. Offer to Purchase and the related materials will only be obtained if requested to the U.S. Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Bidders’ expense. The Bidders will not pay any fees or commissions to any broker or dealer or any other person (other than the U.S. Receiving Agent, the Argentine Custodian (as defined in the U.S. Offer to Purchase) and the U.S. Information Agent) for soliciting tenders of Shares and/or ADSs pursuant to the U.S. Offer.

The U.S. Information Agent for the U.S. Offer is:

BNY Mellon Shareowner Services

480 Washington Blvd.,

Jersey City, NJ 07310

In the United States: Call 1-877-289-0143 (Toll-Free)

Outside the United States: Call 1-201-680-5235

Banks and Brokers: 1-201-680-5235

September 11, 2008